Exhibit 10.29

JDS UNIPHASE CORPORATION 2003 EQUITY INCENTIVE PLAN

NOTICE OF PERFORMANCE UNIT AWARD

Grantee’s Name and Address:	Award Number:

Date of Award:

	Type of Award:	Performance Units

Vesting Commencement Date:

     You (the “Grantee”) have been granted a performance unit award (the “Award”), subject to the terms and conditions of this Notice of Performance Unit Award (the “Notice”), the JDS Uniphase Corporation 2003 Equity Incentive Plan, as amended from time to time (the “Plan”) and the Performance Unit Award Agreement (the “Agreement”) attached hereto, as follows. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice.

     Total Number of Performance Units Awarded (the “Units”): __________

Vesting Schedule:

     Subject to the Grantee’s Continuous Active Service and other provisions and limitations set forth in this Notice, the Agreement and the Plan, the Units will “vest” in accordance with the following schedule:

All of the Units subject to the Award shall vest upon the [fifth anniversary of the Vesting Commencement Date....etc] subject to earlier vesting as set forth in Section 3(b) of the Agreement.

     IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, and the Agreement.

JDS Uniphase Corporation,
a Delaware corporation

By:

Title: Chief Executive Officer

     The Grantee acknowledges receipt of a copy of the Plan and the Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan. The Grantee hereby agrees that all disputes arising out of or relating to this Notice, the Plan and the Agreement shall be resolved in accordance with Section 11 of the Agreement. The Grantee further agrees to notify the Company upon any change in the residence address indicated in this Notice.

     The Grantee further acknowledges that, to the extent the vesting of any Units occurs during a “blackout period” of the Company wherein certain Employees are precluded from selling Shares, the receipt of the corresponding Shares issuable pursuant to this Notice and the Agreement may be automatically deferred in accordance with Section 6(a) of the Agreement. The Grantee further acknowledges that the Grantee may voluntarily

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elect to defer the receipt of Shares issuable pursuant to this Notice and Agreement in accordance with Section 6(b) of the Agreement.

Dated:	Signed:

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Award Number: __________________

JDS UNIPHASE CORPORATION 2003 EQUITY INCENTIVE PLAN

PERFORMANCE UNIT AWARD AGREEMENT

     1. Issuance of Units. JDS Uniphase Corporation, a Delaware corporation (the “Company”), hereby issues to the Grantee (the “Grantee”) named in the Notice of Performance Unit Award (the “Notice”), the Total Number of Performance Units Awarded set forth in the Notice (the “Units”), subject to the Notice, this Performance Unit Award Agreement (the “Agreement”) and the terms and provisions of the Company’s 2003 Equity Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

     2. Transfer Restrictions. The Units may not be transferred in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Grantee may designate a beneficiary of the Units in the event of the Grantee’s death on the beneficiary designation form attached hereto as Exhibit A. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and transferees of the Grantee.

     3. Vesting.

          (a) For purposes of this Agreement and the Notice, the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company. If the Grantee would become vested in a fraction of a Unit, such Unit shall not vest until the Grantee becomes vested in the entire Unit; and

          (b) Pursuant to the vesting schedule set forth in the Notice, and subject to the other limitations within the Notice, this Agreement and the Plan, all Units subject to this Award shall vest on the [first (1st) anniversary of the Vesting Commencement Date...etc.] in the event that the [Company][Grantee] achieves each and every of the following performance metrics (the “Metrics”):

          1.

          2.

          3.

          4.

          5.

     [For purposes of Metrics ___through ___, inclusive, all financial results shall be as reported, and achievement will be measured, by the Company following the close of the indicated fiscal period(s) upon the filing of the Company’s 10-Q or 10-K, as applicable, with the Securities and Exchange Commission.]

     In the event of any dispute as to whether any one or more of the Metrics has been achieved, such dispute shall be resolved by the Company’s Chief Executive Officer in his sole discretion, subject to review only by the Compensation Committee of the Board of Directors.

     4. Termination of Continuous Active Service. Except in the event of the Grantee’s change in status from an Employee to a Consultant, in which case vesting of the Units shall continue only to the extent determined by the Administrator, vesting of the Units shall cease upon the date of termination of the Grantee’s Continuous Active Service for any reason, including death or Disability. In the event the Grantee’s Continuous Active Service is terminated for any reason, including death or Disability, any unvested Units held by the Grantee immediately following such termination of Continuous Active Service shall be deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of the unvested Units and shall have all rights and interest in or related thereto without further action by the Grantee.

     5. Conversion of Units and Issuance of Shares. Subject to any deferral under Section 6 of this Agreement, upon each vesting date, one share of Common Stock shall be issuable for each Unit that vests on such date (the “Shares”), subject to the terms and provisions of the Plan and this Agreement. Thereafter, the Company will transfer such Shares to the Grantee upon satisfaction of any required tax or other withholding obligations. Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share.

     6. Deferral of Receipt of Shares.

          (a) Automatic Deferral Due to Blackout Period. Subject to Section 8 of this Agreement, to the extent the vesting of any Units occurs during a “blackout period” of the Company wherein certain Employees are precluded from selling Shares, the receipt of the corresponding Shares issuable pursuant to this Agreement shall be deferred, provided, however, that the receipt of such Shares shall not be deferred if such Shares are specifically covered by a Rule 10b5-1 trading plan of the Grantee which causes such Shares to be exempt from any applicable blackout period then in effect. In the event the receipt of any Shares is deferred due to the existence of a regularly scheduled blackout period, such Shares shall be issued to the Grantee on the first day following the termination of such regularly scheduled blackout period. In the event the receipt of any Shares is deferred due to the existence of a special blackout period, such Shares shall be issued to the Grantee on the first day following the termination of such special blackout period as determined by the Company’s General Counsel. Notwithstanding the foregoing, deferred Shares shall be issued promptly to the Grantee prior to the termination of the blackout period in the event the Grantee ceases to be subject to the blackout period. The Grantee hereby represents that he or she understands the effect of any such deferral under relevant federal, state and local tax laws.

          (b) Voluntary Deferral by the Grantee. Subject to Section 8 of this Agreement, the Grantee may elect to defer the receipt of any Shares issuable pursuant to this Agreement by submitting to the Company an election to defer such receipt in the form attached hereto as Exhibit B. In the event the Grantee intends to defer the receipt of any Shares, the

Grantee shall submit to the Administrator a proposed deferral election form at least two weeks in advance of the date of the proposed election to defer. The Administrator shall determine whether the proposed election to defer will be effective for tax purposes and under Applicable Law. In the event the Administrator determines that the proposed election to defer will be effective for tax purposes and under Applicable Law, the proposed election will become effective upon the Administrator’s acceptance of the election with such changes to the election as the Administrator deems necessary or appropriate. To the extent the receipt of any deferred Shares occurs during a blackout period, the receipt of the deferred Shares shall be further deferred, provided, however, that the receipt of such Shares shall not be further deferred if such Shares are specifically covered by a Rule 10b5-1 trading plan of the Grantee which causes such Shares to be exempt from any applicable blackout period then in effect. In the event the receipt of any Shares is further deferred due to the existence of a regularly scheduled blackout period, such Shares shall be issued to the Grantee on the first day following the termination of such regularly scheduled blackout period. In the event the receipt of any Shares is further deferred due to the existence of a special blackout period, such Shares shall be issued to the Grantee on the first day following the termination of such special blackout period as determined by the Board. Notwithstanding the foregoing, deferred Shares shall be issued promptly to the Grantee prior to the termination of the blackout period in the event the Grantee ceases to be subject to the blackout period. The Grantee hereby represents that he or she understands the effect of any such deferral under relevant federal, state and local tax laws.

     7. Right to Shares. The Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee.

     8. Taxes.

          (a) Generally. The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares issuable pursuant to the Award. The Company and its Affiliates do not commit and are under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability. As a condition and term of this Award, no election under Section 83(b) of the Code may be made by the Grantee or any other person with respect to all or any portion of the Award.

          (b) Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether non-U.S., federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), the Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. In addition, the Grantee must arrange for the satisfaction of the minimum amount of any applicable Tax Withholding Obligations that arise in connection with the Award regardless of any deferral pursuant to Section 6 of this Agreement.

               (i) By Sale of Shares. Unless the Grantee determines (or is required) to satisfy the Tax Withholding Obligation by some other means in accordance with clause (ii) below, the Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on the Grantee’s behalf a whole number of Shares from those Shares issuable to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation. Such Shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable. The Grantee will be responsible for all brokers’ fees and other costs of sale, and the Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Grantee’s minimum Tax Withholding Obligation, the Company agrees to pay such excess in cash to the Grantee. The Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation. Accordingly, the Grantee agrees to pay to the Company or any Affiliate as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

               (ii) By Check, Wire Transfer or Other Means. At any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., a vesting date), the Grantee may elect to satisfy the Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator. In addition, in the event of a deferral pursuant to Section 6 of this Agreement, the Grantee must arrange for the satisfaction of the minimum amount of any applicable Tax Withholding Obligations in accordance with this Section 8(b)(ii).

          (c) Right to Retain Shares. The Company may refuse to issue any Shares to the Grantee until the Grantee satisfies the Tax Withholding Obligation. To the maximum extent permitted by law, the Company has the right to retain without notice from Shares issuable under the Award or from salary or other amounts payable to the Grantee, Shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.

     9. Entire Agreement: Governing Law. The Notice, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. These agreements are to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Should any provision of the Notice or this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

     10. Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

     11. Dispute Resolution. The provisions of this Section 11 shall be the exclusive means of resolving disputes arising out of or relating to the Notice, the Plan and this Agreement. The Company, the Grantee, and the Grantee’s assignees (the “parties”) shall attempt in good faith to resolve any disputes arising out of or relating to the Notice, the Plan and this Agreement by negotiation between individuals who have authority to settle the controversy. Negotiations shall be commenced by either party by notice of a written statement of the party’s position and the name and title of the individual who will represent the party. Within thirty (30) days of the written notification, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation, the parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement shall be brought in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of San Mateo) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 11 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

     12. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

     13. No Effect on Terms of Service. The Units subject to the Award shall vest, if at all, only during the period of the Grantee’s Continuous Active Service (not through the act of being hired, being granted the Award or acquiring Shares hereunder) and the Award has been granted as an inducement for the Grantee to remain in such Continuous Active Service and as an incentive for increased efforts on behalf of the Company and its Affiliates by the Grantee during the period of his or her Continuous Active Service. Nothing in the Notice, the Agreement, or the Plan shall confer upon the Grantee any right with respect to future performance unit grants or continuation of Grantee’s Continuous Active Service, nor shall it interfere in any way with the Grantee’s right or the right of the Grantee’s employer to terminate Grantee’s Continuous Active Service, with or without cause, and with or without notice. Unless the Grantee has a written employment agreement with the Company to the contrary, Grantee’s status is at will. This Award shall not, under any circumstances, be considered or taken into account for purposes of calculation of severance payments in those jurisdictions requiring such payments upon termination of employment. The Grantee shall not have and waives any and all rights to compensation or damages as a result of the termination of the Grantee’s employment with the Company or the Grantee’s employer for any reason whatsoever, insofar as those rights result or may result from (i) the loss or diminution in value of such rights or entitlements or claimed rights or entitlements under the Plan, or (ii) the Grantee’s ceasing to be entitled to any purchase rights or shares or any other rights under the Plan.

     14. Personal Data. The Grantee understands that the Company and its subsidiaries hold certain personal information about the Grantee for the purpose of managing and administering the Plan, including: name, home address and telephone number, date of birth, social fiscal number, compensation, nationality, job title, any shares of stock held in the Company, details of all awards of equity compensation or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (collectively, “Data”). The Grantee understands that the Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan, and that the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, Asia, the United States and/or Canada. The Grantee consents to the collection, use and transfer of Data and authorizes these recipients to receive, possess, use, retain and transfer Data, in electronic or other form, as may be required for: (i) the administration of the Plan; and (ii) the implementation, administration and management of the Grantee’s participation in the Plan, including any requisite transfer to a broker or any other third party with whom the Grantee may elect to deposit any shares of stock acquired as a result of this Award or any portion thereof and/or the subsequent holding of shares of stock on the Grantee’s behalf.

     15. Definitions.

          (a) “Administrator” means the Board or the Committees (or delegates of the Board or such Committees) appointed to administer the Plan.

          (b) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

          (c) “Applicable Laws” means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules or laws of any foreign jurisdiction applicable to performance units or other securities granted to residents therein.

          (d) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Affiliate to render consulting or advisory services to the Company or such Affiliate.

          (e) “Continuous Active Service” means actively performing duties or exercising responsibilities in providing services to the Company or an Affiliate in any capacity of Employee, Director or Consultant, without interruption or termination. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant,

Continuous Active Service shall be deemed terminated upon the actual cessation of the active performance of duties or responsibilities in providing services to the Company or an Affiliate notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. Continuous Active Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Affiliate, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual continues to actively perform duties or responsibilities in providing services to the Company or an Affiliate in any capacity of Employee, Director or Consultant. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

          (f) “Director” means a member of the Board or the board of directors of any Affiliate.

          (g) “Disability” means a Grantee would qualify for benefit payments under the long-term disability policy of the Company or the Affiliate to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Affiliate to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is permanently unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

          (h) “Employee” means any person, including an Officer or Director, who is an employee of the Company or any Affiliate. The payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company.

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